Exhibit 99.1

NEWS RELEASE

        Media Contacts:

Fred Kornberg, President and Chief Executive Officer

Robert G. Rouse, Chief Financial Officer

(631) 777-8900

info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES

RESULTS FOR THE FIRST QUARTER OF FISCAL 2005

Melville, New York – December 7, 2004 —  Comtech Telecommunications Corp. (Nasdaq: CMTL) today reported its results for the first quarter of fiscal 2005. Net sales for the three months ended October 31, 2004 were $56.1 million compared to $56.3 million for the three months ended October 31, 2003. Net sales for the first quarter of fiscal 2005 reflected growth in the telecommunications transmission and RF microwave amplifier segments, offset by lower sales in the mobile data communications segment. Quarterly sales in the mobile data communications segment are expected to increase dramatically for the remainder of fiscal 2005 as deliveries occur on recently received orders, as well as pending orders, from the U.S. Army.

Net income of $7.1 million, or $0.46 per diluted share, for the three months ended October 31, 2004 was an increase over net income of $5.7 million, or $0.37 per diluted share, for the three months ended October 31, 2003. Earnings for the first quarter of fiscal 2005 were affected by increased margins due to a more favorable product mix and a net-of-tax adjustment of $1.4 million associated with increased estimated margins at completion on two large over-the-horizon microwave system contracts as they draw nearer to completion.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $12.2 million and $9.9 million for the three months ended October 31, 2004 and 2003, respectively. Cash flows from operating activities for the three months ended October 31, 2004 were $20.3 million compared to $1.6 million for the three months ended October 31, 2003. The increase in cash flows from operating activities was, in part, due to a $12.0 million decrease in accounts receivable, much of which related to one of the over-the-horizon microwave contracts which is winding down.

Backlog as of October 31, 2004 was at an all-time high of $162.6 million compared to $99.0 million last year and $83.5 million as of July 31, 2004.

In commenting on the Company’s performance during the first quarter of fiscal 2005, Fred Kornberg, President and Chief Executive Officer, noted, “We handily beat our revenue and EPS guidance and achieved strong operating results, as evidenced by record levels of net income, earnings per share and EBITDA, all while significantly increasing our R&D spending and absorbing increased operating expenses, many of which are fixed. These expenses are expected to be leveraged over a greater revenue base for the balance of the year.”

Mr. Kornberg added, “We generated more than $20 million in cash flow from operating activities during the quarter as we collected a significant amount of receivables on a large over-the-horizon microwave contract as it neared completion.”

Mr. Kornberg concluded, “The receipt of a $77.0 million over-the-horizon microwave contract in September, the strong bookings in our mobile data communications segment over the past few months and continued strong demand for our satellite earth station products have set a strong foundation for record results in fiscal 2005. Looking ahead, we are also ramping up our R&D spending for the balance of the year to ensure that we continue to introduce the next generation of advanced products and solutions to our customers.”

-more-

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company conducts its business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company offers niche products, systems and services where it believes it has technological, engineering, systems design or other expertise that differentiate its product offerings.

The Company has scheduled an investor conference call for 11:30 AM (ET) on Tuesday, December 7, 2004. Investors and the public are invited to access a live webcast of the conference call from the news section of the Comtech web site, www.comtechtel.com. Alternatively, investors can access the conference call by dialing (800) 540-0559 (domestic), or (785) 832-2422 (international) and using the conference I.D. of “Comtech.” A replay of the conference call will be available for seven days by dialing (402) 530-9025. In addition, an updated investor presentation, including updated earnings guidance, will be available on our web site shortly after the conference call.

Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the future performance and financial condition of the Company, the plans and objectives of the Company’s management and the Company’s assumptions regarding such performance and plans that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties, which include the following:

•    Our operating results being difficult to forecast and subject to volatility;

•    Our inability to maintain our government business;

•    Our inability to keep pace with technological changes;

•    Our dependence on international sales;

•    The impact of a domestic or foreign economic slow-down and reduction in telecommunications equipment and systems spending on the demand for our products, systems and services;

•    Our mobile data communications business being in an early stage;

•    Our backlog being subject to cancellation or modification;

•    Our dependence on component availability, subcontractor availability and performance by key suppliers;

•    Our fixed price contracts being subject to risk;

•    The impact of adverse regulatory changes on our ability to sell products, systems and services;

•    The impact of prevailing economic and political conditions on our businesses;

•    Whether we can successfully integrate and assimilate the operations of acquired businesses;

•    The impact of the loss of key technical or management personnel;

•    The highly competitive nature of our markets;

•    Our inability to protect our proprietary technology;

•    Our operations being subject to environmental regulation;

•    The impact of recently enacted and proposed changes in securities laws and regulations on our costs;

•    The impact of terrorist attacks and threats, and government responses thereto, and threats of war on our businesses;

•    Our inability to satisfy our debt obligations, including the recently issued convertible senior notes;

•    The inability to effectuate a change in control of the Company due to provisions in its
        Corporate documents, stockholders’ rights plan and Delaware law;

•    Our stock price being volatile; and

•    Our current intention not to declare or pay any cash dividends.

– Tables follow –

COMTECH TELECOMMUNICATIONS CORP.
Consolidated Statements of Operations
 (Unaudited)

	Three Months Ended October 31,

	2004	2003
Net sales	$56,122,000	56,296,000

Cost of sales	29,001,000	35,316,000

Gross profit	27,121,000	20,980,000

Expenses:
Selling, general and administrative	11,224,000	8,574,000
Research and development	4,896,000	3,541,000

Amortization of intangibles	569,000	500,000

	16,689,000	12,615,000

Operating income	10,432,000	8,365,000

Other expense (income):
Interest expense	669,000	24,000

Interest income	(643,000)	(105,000)

Income before provision for income taxes	10,406,000	8,446,000

Provision for income taxes	3,330,000	2,703,000

Net income	$7,076,000	5,743,000

Net income per share:
Basic	$0.50	0.41

Diluted	$0.46	0.37

Weighted average number of common shares outstanding – Basic	14,242,000	13,953,000

Potential dilutive common shares	1,176,000	1,407,000

Weighted average number of common and common equivalent shares

outstanding assuming dilution – Diluted	15,418,000	15,360,000

EBITDA (1)	$12,246,000	9,927,000

Reconciliation of net income to EBITDA:
Net income	$7,076,000	5,743,000
Income taxes	3,330,000	2,703,000
Net interest expense (income)	26,000	(81,000)

Depreciation and amortization	1,814,000	1,562,000

EBITDA	$12,246,000	9,927,000

(1)	Represents earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet debt service requirements. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow and service debt.

COMTECH TELECOMMUNICATIONS CORP.
Consolidated Balance Sheets

Item 1.	October 31, 2004	July 31, 2004
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$182,080,000	163,292,000
Restricted cash	2,103,000	4,054,000
Accounts receivable, net	30,940,000	43,002,000
Inventories, net	43,360,000	39,758,000
Prepaid expenses and other current assets	3,687,000	1,817,000

Deferred tax asset – current	6,501,000	6,501,000

Total current assets	268,671,000	258,424,000

Property, plant and equipment, net	15,164,000	14,652,000
Goodwill	18,721,000	18,721,000
Intangibles with definite lives, net	10,137,000	10,706,000
Deferred financing costs, net	3,404,000	3,541,000

Other assets, net	404,000	346,000

Total assets	$316,501,000	306,390,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,283,000	9,566,000
Accrued expenses	19,394,000	20,515,000
Customer advances and deposits	5,870,000	7,290,000
Deferred service revenue	13,751,000	13,716,000
Current installments of capital lease obligations	194,000	234,000
Interest payable	525,000	1,073,000

Income taxes payable	7,936,000	4,812,000

Total current liabilities	59,953,000	57,206,000

Convertible senior notes	105,000,000	105,000,000
Capital lease obligations, less current installments	124,000	158,000

Deferred tax liability – non-current	1,628,000	1,628,000

Total liabilities	166,705,000	163,992,000

Stockholders’ equity:
Preferred stock, par value $.10 per share; shares authorized and
unissued 2,000,000	—	—
Common stock, par value $.10 per share; authorized 30,000,000 shares;
issued 14,403,938 shares at October 31, 2004 and 14,371,335 shares
at July 31, 2004	1,440,000	1,437,000
Additional paid-in capital	110,754,000	110,435,000

Retained earnings	37,787,000	30,711,000

	149,981,000	142,583,000

Less:

Treasury stock (140,625 shares)	(185,000)	(185,000)

Total stockholders’ equity	149,796,000	142,398,000

Total liabilities and stockholders’ equity	$316,501,000	306,390,000

Commitments and contingencies

		ECMTL

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